UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): December 16, 2015
EATON CORPORATION plc (Exact name of registrant as specified in its charter)

Ireland	000-54863	98-1059235
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Eaton House, 30 Pembroke Road Dublin 4, Ireland
(Address of principal executive offices)	(Zip Code)

+1 353 1669 4663
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2015, Eaton Corporation, plc (the “Company”) entered into replacement change in control agreements with each of its Named Executive Officers. The execution of these new agreements eliminates the tax gross up provisions contained in the agreements previously in effect. In addition to eliminating tax gross up provisions, the new agreements include one-year non-competition provisions and shorten the period in which an executive is eligible for severance following a change in control of the Company, from three to two years. Under the new agreements, severance is only provided if an executive is terminated within a two-year period following the effective date of a change in control for reasons other than cause, death or disability or if the executive terminates within the same period for good reason (commonly referred to as a “double trigger” provision). The new agreements also include provisions that are consistent with the Company’s policy regarding recoupment of incentive awards (also known as “Clawbacks”).

Under the terms of the new change in control agreements, if a change in control occurs and the executive remains employed by the Company during the two years immediately following the change in control (the “Employment Period”), the executive will be entitled to annual compensation equal to the sum of:

1.
An amount at least equal to twelve times the highest monthly base salary paid or payable to the executive with respect to the twelve‑month period immediately preceding the month in which the effective date of the change in control occurs; and

2.
An annual bonus in cash in an amount at least equal to the executive’s target bonus amount (as established for the Eaton Executive Incentive Compensation Plan, Senior Executive Incentive Plan, or any successor plan, as applicable (the “Applicable Incentive Plan”)) for the most recent year for which a target bonus amount was established before the effective date of the change of control, adjusted by the average of the executive’s individual performance rating for each of the three most recent years ended before the effective date of the change of control.

In addition, during the Employment Period, the executive is entitled to participate in incentive, health, welfare, retirement, and savings plans or programs that are available to other similarly situated employees of the Company. In no event shall such plans, practices, policies and programs provide the executive with opportunities and benefits that are less favorable, in the aggregate, than the most favorable of those provided by the Company as in effect at any time during the 120‑day period immediately preceding the effective date of the change in control.

Under the terms of the agreements, if a change in control occurs and the Company terminates the applicable executive’s employment other than for cause, death or disability, or the executive terminates employment for good reason during the two years following the date of the change in control, the executive will be entitled to the following amounts:

1.	The sum of:

a)	the executive’s annual base salary through the date of termination;

b)
the amount which has been earned by the executive with respect to any completed incentive year under the Applicable Incentive Plan, and any completed award period under the long-term performance-based Eaton Executive Strategic Incentive Plan or any successor thereto;

c)
with respect to each award period under the Eaton Executive Strategic Incentive Plan or any successor thereto which begins before January 1, 2015 and ends after the date of termination, an amount equal to the Executive’s Individual Incentive Target (as defined in such plan) prorated based on the number of days worked in each respective award period. With respect to each award period under the Eaton Executive Strategic Incentive Plan or any successor thereto which begins on or after January 1, 2015 and ends after the date of termination, the amount shall be determined pursuant to the applicable award agreement; and

d)	the product of three and the sum of the executive’s annual base salary and the annual bonus amount.

In addition, for three years after the executive’s date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the executive and/or the executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies as if the executive’s employment had not been terminated or, if more favorable to the executive, as in effect generally at any time thereafter with respect to other similarly-situated executives of the Company.

Under the terms of the agreements, the “Change of Control Period” (the period commencing on the effective date of the agreement and ending on the second anniversary of the date of the agreement) shall automatically be extended on each annual anniversary date of the agreement for a period of two years unless the Company provides written notice to the executive that the Change of Control Period shall not be extended.

The preceding description of the change in control agreements is a summary of those agreements. It is qualified in its entirety by the text of the Form Change in Control Agreement attached to this Current Report as Exhibit 10.1.

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits

10.1    Form Change in Control Agreement

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation plc

Date: December 16, 2015	/s/ Thomas E. Moran
Thomas E. Moran
Senior Vice President and Secretary